Exhibit F







                                ALABAMA POWER COMPANY

                                          TO

                                    CHEMICAL BANK,
                                        TRUSTEE.







                             FIRST SUPPLEMENTAL INDENTURE

                             DATED AS OF JANUARY 1, 1996






                                     $100,000,000


                      SERIES A 7.375% JUNIOR SUBORDINATED NOTES

                                  DUE MARCH 31, 2026


















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                                  TABLE OF CONTENTS1


                                                                       PAGE


                                      ARTICLE 1

                          Series A Junior Subordinated Notes  . . . . .   1

          SECTION 101.   Establishment  . . . . . . . . . . . . . . . .   1

          SECTION 102.   Definitions  . . . . . . . . . . . . . . . . .   2

          SECTION 103.   Payment of Principal and Interest  . . . . . .   3

          SECTION 104.   Deferral of Interest Payments  . . . . . . . .   4

          SECTION 105.   Denominations  . . . . . . . . . . . . . . . .   5

          SECTION 106.   Global Securities  . . . . . . . . . . . . . .   5

          SECTION 107.   Transfer . . . . . . . . . . . . . . . . . . .   6

          SECTION 108.   Redemption . . . . . . . . . . . . . . . . . .   6

                                      ARTICLE 2

                               Miscellaneous Provisions . . . . . . . .   7

          SECTION 201.   Recitals by Company  . . . . . . . . . . . . .   7

          SECTION 202.   Ratification and Incorporation of Original
                         Indenture  . . . . . . . . . . . . . . . . . .   7

          SECTION 203.   Executed in Counterparts . . . . . . . . . . .   8

          SECTION 204.   Listing of Notes . . . . . . . . . . . . . . .   8











               1This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.

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                    THIS FIRST SUPPLEMENTAL INDENTURE is made as of the 1st
          day  of January, 1996, by  and between ALABAMA  POWER COMPANY, an
          Alabama  corporation,   600   North  18th   Street,   Birmingham,
          Alabama  35291  (the "Company"),  and CHEMICAL  BANK, a  New York
          banking  corporation,  450  West   33rd  Street,  New  York,  New
          York  10001 (the "Trustee").

                                 W I T N E S S E T H:

                    WHEREAS, the Company has heretofore entered into a Subordinated Note Indenture, dated as of January 1, 1996 (the "Original Indenture") with Chemical Bank;

                    WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as supplemented by this First Supplemental Indenture, is herein called the "Indenture";

                    WHEREAS, under the Original Indenture, a new series of Junior Subordinated Notes may at any time be established by the Board of Directors of the Company in accordance with the provisions of the Original Indenture and the terms of such series may be described by a supplemental indenture executed by the Company and the Trustee;

                    WHEREAS, the Company proposes to create under the Indenture a new series of Junior Subordinated Notes;

                    WHEREAS, additional Junior Subordinated Notes of other series hereafter established, except as may be limited in the Original Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Indenture as at the time supplemented and modified; and

                    WHEREAS, all conditions necessary to authorize the execution, delivery and recording of this First Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

                    NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                      ARTICLE 1

                          Series A Junior Subordinated Notes

               SECTION 101. Establishment. There is hereby established a new series of Junior Subordinated Notes to be issued under the Indenture, to be designated as the Company's Series A 7.375% Junior Subordinated Notes, due March 31, 2026 (the "Series A Notes").
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               There  are to  be authenticated  and delivered  $100,000,000 principal amount of Series A Notes, and no further Series A Notes shall be authenticated and delivered except as provided by Sections 203, 303, 304, 907 or 1107 of the Original Indenture. The Series A Notes shall be issued in definitive fully registered form.

               The Series A Notes shall be in substantially the form set out in Exhibit A hereto. The entire principal amount of the Series A Notes shall initially be evidenced by one certificate issued to the Property Trustee of Alabama Power Capital Trust I.

               The form of the Trustee's Certificate of Authentication for the Series A Notes shall be in substantially the form set forth in Exhibit B hereto.

               Each Series A Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

               SECTION 102. Definitions. The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture.

               "Deferred Interest" means each installment of interest not paid during any Extension Period, and interest thereon. Deferred installments of interest shall bear interest at the rate of 7.375% per annum from the applicable Interest Payment Date to the date of payment, compounded quarterly.

               "Extension Period" means any period during which the Company has elected to defer payments of interest, which deferral may be for a period of up to twenty (20) consecutive quarters.

               "Interest Payment Dates" means March 31, June 30, September 30 and December 31 of each year.

               "Investment Company Act Event" means that the Company shall have received an Opinion of Counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Securities Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, which change becomes effective on or after the Issue Date.

               "Original Issue Date" means January 24, 1996.

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               "Regular Record  Date" means, with respect  to each Interest
          Payment Date, the close of business on the 15th calendar day preceding such Interest Payment Date.

               "Securities Trust" means Alabama Power Capital Trust I, a statutory business trust formed by the Company under Delaware law to issue Trust Securities, the proceeds of which will be used to purchase Series A Notes.

               "Special Event" means an Investment Company Act Event or Tax
          Event.

               "Stated Maturity" means March 31, 2026.

               "Tax Event" means that the Company shall have received an Opinion of Counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, laws (or any regulation thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the related Securities Trust would be subject to United States federal income tax with respect to income accrued or received on the Series A Notes, (ii) interest payable to the related Securities Trust on the Series A Notes would not be deductible by the Company for United States federal income tax purposes, or
          (iii) the related Securities Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the Original Issue Date.

               SECTION 103. Payment of Principal and Interest. The unpaid principal amount of the Series A Notes shall bear interest at the rate of 7.375% per annum until paid or duly provided for. Interest shall be paid quarterly in arrears on each Interest Payment Date to the Person in whose name the Series A Notes are registered on the Regular Record Date for such Interest Payment Date, provided that interest payable at the Stated Maturity of principal or on a Redemption Date as provided herein will be paid to the Person to whom principal is payable. So long as an Extension Period is not occurring, any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders on such Regular Record Date and may either be paid to the Person or Persons in whose name the Series A Notes are registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee ("Special Record Date"), notice whereof shall be given to Holders of the Series A Notes not less than ten
          (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the

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          requirements  of any  securities exchange, if  any, on  which the
          Series A Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Original Indenture.

               Payments of interest on the Series A Notes will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Series A Notes shall be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series A Notes is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable.

               Payment of the principal and interest (including Additional Interest, if any) due at the Stated Maturity or earlier redemption of the Series A Notes shall be made upon surrender of the Series A Notes at the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of interest (including interest on any Interest Payment Date) will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto.

               The Company shall pay, as additional interest on the Series A Notes, when due to the United States or any other taxing authority, the amounts set forth in clause (i) of the definition of Additional Interest.

               SECTION 104.   Deferral of Interest  Payments.  The  Company
          has the right at any time and from time to time to extend the interest payment period of the Series A Notes for up to twenty
          (20) consecutive quarters (each, an "Extension Period"), but not beyond the Stated Maturity. Notwithstanding the foregoing, the Company has no right to extend its obligation to pay such amounts as are defined in clause (i) of the definition of Additional Interest. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions of that Extension Period, shall not exceed twenty (20) consecutive quarters. Upon the termination of any such Extension Period and upon the payment of

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          all accrued and unpaid interest and any Additional Interest  then due, the Company may select a new Extension Period, subject to the above limitations and requirements.

               Upon the termination of any Extension Period, which termination shall be on an Interest Payment Date, the Company shall pay all Deferred Interest on the next succeeding Interest Payment Date to the Person in whose name the Series A Notes are registered on the Regular Record Date for such Interest Payment Date, provided that Deferred Interest payable at Stated Maturity or on any Redemption Date will be paid to the Person to whom principal is payable.

               If the Company shall have given notice of its election to select any Extension Period, the Company shall not (i) declare or pay any dividend or distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing and (ii) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company that rank pari passu with or junior to the Series A Notes.

               The Company shall give the Holder or Holders of the Series A Notes and the Trustee notice, as provided in Sections 105 and 106, respectively, of the Original Indenture, of its selection or extension of an Extension Period at least one Business Day prior to the earlier of (i) the Regular Record Date relating to the Interest Payment Date on which the Extension Period is to commence or relating to the Interest Payment Date on which an Extension Period that is being extended would otherwise terminate, or (ii) the date the Company or Securities Trust is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization of the record date or the date such distributions are payable. The Company shall cause the Securities Trust to give notice of the Company's selection of such Extension Period to Holders of the Trust Securities. The month in which any notice is given pursuant to the immediately preceding sentence of this Section shall constitute the first month of the first quarter of the twenty (20) quarters, which comprise the Maximum Extension Period.

               At any time any of the foregoing notices are given to the Trustee, the Company shall give to the Paying Agent for the Series A Notes such information as said Paying Agent shall reasonably require in order to fulfill its tax reporting obligations with respect to such Series A Notes.

               SECTION 105.   Denominations.   The  Series A  Notes may  be
          issued in the denominations of $25, or any integral multiple thereof.


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               SECTION 106.   Global Securities.  If the Series A Notes are
          distributed to Holders of the Trust Securities of the Securities Trust in liquidation of such Holders' interests therein, the Series A Notes will be issued in the form of one or more Global Securities registered in the name of the Depositary (which shall
          be  The Depository Trust Company)  or its nominee.   Except under
          the  limited  circumstances  described  below,  Series   A  Notes
          represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Series A Notes in
          definitive form.   The Global Securities described  above may not
          be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.

               Owners of beneficial interests in such a Global Security will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing a Series A Note shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. The rights of Holders of such Global Security shall be exercised only through the Depositary.

               A Global Security shall be exchangeable for Series A Notes registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Security and no successor Depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when the Depositary is required to be so registered to act as such Depositary and no successor Depositary shall have been appointed, (ii) the Company in its sole discretion determines that such Global Security shall be so exchangeable, or (iii) there shall have occurred an Event of Default with respect to the Series A Notes. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Series A Notes registered in such names as the Depositary shall direct.

               SECTION 107. Transfer. No service charge will be made for any transfer or exchange of Series A Notes, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

               The Company shall not be required (a) to issue, transfer or exchange any Series A Notes during a period beginning at the opening of business fifteen (15) days before the day of the mailing of a notice identifying the serial numbers of the Series A Notes to be called for redemption, and ending at the close of business on the day of the mailing, or (b) to transfer or

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          exchange any  Series A Notes theretofore  selected for redemption in whole or in part, except the unredeemed portion of any Series A Note redeemed in part.

               SECTION 108. Redemption. The Series A Notes shall be subject to redemption at the option of the Company, in whole or in part, without premium or penalty, at any time or from time to time on or after March 31, 2001, at a Redemption Price equal to 100% of the principal amount to be redeemed plus accrued but unpaid interest, including Additional Interest, if any, to the Redemption Date; provided, however, that if a redemption in part shall result in the delisting of the Preferred Securities issued by the Securities Trust, the Company may only redeem the Series A Notes in whole. In addition, upon occurrence of a Special Event, the Company may, within ninety (90) days following the occurrence thereof and subject to the terms and conditions of the Indenture, elect to redeem the Series A Notes, in whole, at a price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest (including Additional Interest) to the Redemption Date; provided, however, that if at the time of the occurrence of the Special Event, there is available to the Company or the Securities Trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which would have no adverse effect on the Securities Trust, the Company or the Holders of such Trust Securities, the Company or the Securities Trust, as the case may be, will pursue such measure in lieu of redemption.

               In the event of redemption of the Series A Notes in part only, a new Series A Note or Notes for the unredeemed portion will be issued in the name or names of the Holders thereof upon the surrender thereof.

               The Series A Notes will not have a sinking fund.

               Notice of redemption shall be given as provided in Section 1104 of the Original Indenture.

               Any redemption of less than all of the Series A Notes shall, with respect to the principal thereof, be divisible by $25.


                                      ARTICLE 2

                               Miscellaneous Provisions

               SECTION 201. Recitals by Company. The recitals in this First Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable

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          in  respect  of Series  A Notes  and  of this  First Supplemental
          Indenture as fully and with like effect as if set forth herein in full.

               SECTION 202. Ratification and Incorporation of Original Indenture. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture, as heretofore supplemented and modified, and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

               SECTION 203. Executed in Counterparts. This First Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

               SECTION 204. Listing of Notes. If the Series A Notes are to be issued as a Global Security in connection with the distribution of the Series A Notes to the Holders of the Preferred Securities issued by the Securities Trust, the Company will use its best efforts to list such Series A Notes on the New York Stock Exchange or any such other exchange on which such Preferred Securities are then listed and traded.


                    IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officers, all as of the day and year first above written.

          ATTEST:                            ALABAMA POWER COMPANY


          By:                                By:
               Secretary                          Assistant Treasurer


                                             CHEMICAL BANK


          By:                                By:
               Senior Trust Officer               Vice President










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                                      EXHIBIT A

                                FORM OF SERIES A NOTE


















































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                                      EXHIBIT B


                            CERTIFICATE OF AUTHENTICATION


               This is one of the Notes referred to in the within-mentioned Indenture.

                                             CHEMICAL BANK,
                                             as Trustee


                                             By:
                                                  Authorized Officer






































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